UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 26, 2009
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Anderson Mill Road, Suite 230, Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)

(512) 828-6980
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02        Unregistered Sales of Equity Securities.

Effective after the close on June 26, 2009, Uranium Energy Corp (the "Company") completed a private placement financing involving the sale of an aggregate of 9,099,834 units of the Company (each a "Unit"), together with 200,000 common shares of the Company (each a "Share"), at a subscription price of $2.40 per Unit and Share, for gross proceeds of $22,319,601.

Each Unit is comprised of one common share (each a "Unit Share") and one-half of one transferable common stock purchase warrant (each a "Warrant") of the Company, with each such whole Warrant being exercisable for one additional common share of the Company (each a "Warrant Share") at an exercise price of $3.10 per Warrant Share for a period of two years from closing.

A total of 4,283,515 Units are being held in escrow pending receipt by the Company of subscription funds totaling approximately $10,280,434, which is expected to occur on or about Thursday, July 2, 2009.

The Company relied on exemptions from registration under the United States Securities Act of 1933, as amended, provided by Rule 506 of Regulation D and Regulation S, based on representations and warranties provided by the purchasers of the Units in their respective subscription agreements entered into between each purchaser and the Company.

The net proceeds from the financing will be used for final permitting and construction of the Company's Goliad ISR Uranium Project, and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
URANIUM ENERGY CORP.
Date: June 29, 2009.	By: /s/ Pat Obara Name: Pat Obara Title: Secretary, Treasurer and Chief Financial Officer

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